WARRANT AGENT AGREEMENT

This Warrant Agent Agreement (this “Warrant Agreement”), dated as of August __, 2022 (the “Issuance Date”) between MHHC Enterprises, Inc., a corporation incorporated under the laws of the State of Nevada (the “Company”), and Transfer Online, Inc. (the “Warrant Agent”).

WHEREAS, pursuant to the terms of those certain Subscription Agreements (each, a “Subscription Agreement”) which may be entered into from time-to-time by and between the Company and investors, the Company is engaged in an offering (the “Offering”) of up to 100,000,000 Units (the “Units”), each Unit consisting of two shares (collectively, the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company, one Warrant (collectively, the “Warrants”) to purchase one share of Common Stock to purchase one share of Common Stock (such shares of Common Stock underlying the Warrants, the “Warrant Shares”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) an Post-Effective Amendment to the Offering Statement on Form 1-A (File No. 024-11406) (as the same may be amended from time to time, the “Offering Statement”), for the Offering under Tier 2 of Regulation A promulgated under the Securities Act of 1933 (the “Securities Act”), of the Units consisting of the Shares, the Warrants and Warrant Shares, and such Offering Statement was qualified by Commission on August __, 2022;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Warrant Agreement in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                      Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2.                      Warrants.

2.1.	Form of Warrants.

(a)              The Warrants, together with the form of election to purchase Common Stock (the “Exercise Notice”) and the form of assignment to be printed on the reverse thereof are substantially in the form of Exhibit A and Exhibit B hereto, respectively. The Warrants shall be freely-tradeable securities and shall be evidenced by a global certificate (“Global Certificate”) in the form of Exhibit A to this Warrant Agreement, which shall be maintained on behalf of the Company by the Warrant Agent in book-entry form as more particularly set forth in Section 2.2.

(b)             Upon any receipt of an executed Subscription Agreement and payment of the subscription amount set forth therein, the Company may provide written instructions to the Warrant Agent to issue certificates (the “Warrant Certificates”) to the applicable investor together with an executed Warrant Certificate in favor of such investor as more particularly set forth in Section 2.2.

2.2.	Issuance and Registration of Warrants.

2.2.1.          Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.

2.2.2.          Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Global Certificate and deliver the Warrants in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of security entitlements in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Warrant Agent

2.2.3.          Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person or entity in whose name that Warrant shall be registered on the Warrant Register (the “Holder”) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by Holder governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Global Certificate shall be exercised by the Holder by delivery of a completed and executed Exercise Notice and payment of the exercise price as contemplated herein delivered to the Warrant Agent.

2.2.4.          Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), who need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company after signing but before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such Authorized Officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

2.2.5.          Registration of Transfer. At any time at or prior to the Expiration Date (as defined below), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged and, in the case of registration of transfer, shall provide a signature guarantee. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Warrant Agent may require reasonable and customary payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant Shares to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Warrant Agent of all reasonable expenses incidental thereto.

2.2.6.          Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

2.2.7.          Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including beneficial holders that may own interests through a broker-dealer, to take any action that a Holder is entitled to take under this Warrant Agreement or the Warrants; provided, however, that at all times that the Warrants are evidenced by a Global Certificate, exercise of those Warrants shall be effected through the Warrant Agent in accordance the procedures set forth herein and in the Global Certificate.

3.                Intentionally omitted.

4.                Terms and Exercise of Warrants.

4.1.              Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of the applicable Warrant Certificate and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.25 per whole share, subject to the subsequent adjustments provided in Section 5 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised, as may be adjusted in accordance herewith.

4.2.              Duration of Warrants. Warrants may be exercised only during the period (“Exercise Period”) commencing on the subscription date under the respective Holder’s Subscription Agreement and terminating at 5:00 P.M., Eastern Standard Time (such time hereinafter referred to as the “close of business”) on the 18-month anniversary of such subscription date (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

4.3.	Exercise of Warrants.

4.3.1.          Exercise and Payment. (a) Subject to the provisions of this Warrant Agreement, a Holder may exercise its Warrant by delivering to the Warrant Agent, not later than the close of business on any Trading Day during the Exercise Period a written Exercise Notice to purchase the Warrant Shares underlying the Warrants to be exercised in the form included in Exhibit B to this Warrant (each, an “Election to Purchase”). No later than two (2) Trading Days following delivery of an Election to Purchase, the Holder shall: (i) surrender the Warrant Certificate evidencing the Warrants to the Warrant Agent at its address designated for such purpose, and (ii) deliver to the Warrant Agent the Exercise Price for each Warrant to be exercised, in lawful money of the United States of America by certified or official bank check payable to the Company or bank wire transfer funds to the trust account to be maintained by the Warrant Agent on behalf of and for the benefit of the Company (the “Trust Account”) set forth on Exhibit C.

On the Tuesday of each week following any such Exercise Price payment made into the Trust Account, the Warrant Agent shall transfer via ACH to a bank account provided in writing to the Warrant Agent by the Company, the total funds held in the Trust Account.

The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Warrant Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price.

No ink-original Election to Purchase shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Election to Purchase form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender the Warrants to the Warrant Agent until the Holder has purchased all of the Warrant Shares available thereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender such Warrant to the Warrant Agent for cancellation within three (3) Trading Days of the date the final Election to Purchase is delivered to the Warrant Agent. Partial exercises of a Warrant resulting in purchases of a portion of the total number of Warrant Shares available thereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Warrant Agent shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of a Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face thereof.

Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the time that an appropriately completed and duly signed Election to Purchase has been delivered to the Warrant Agent, provided that the Holder makes delivery of the deliverables referenced in the immediately preceding sentence by the date that is two (2) Trading Days after the delivery of the Election to Purchase. If the Holder fails to make delivery of such deliverables on or prior to the Trading Day following delivery of the Election to Purchase, such Election to Purchase shall be void ab initio.

(b)   If any of (i) the Warrants, (ii) the Election to Purchase, or (iii) the Exercise Price therefor, is received by the Warrant Agent on any date after 5:00 P.M., Eastern Standard Time, or on a date that is not a Trading Day, the Warrants with respect thereto will be deemed to have been received and exercised on the Trading Day next succeeding such date. The “Exercise Date” will be the date on which the materials in the foregoing sentence are received by the Warrant Agent (if by 5:00 P.M., New York City time), or the following Trading Day (if after 5:00 P.M., New York City time), regardless of any earlier date written on the materials. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder, as the case may be, as soon as practicable. In no event will interest accrue on any funds deposited with the Company in respect of an exercise or attempted exercise of Warrants.

(c)    The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price for all Warrants in the Trust Account maintained with the Warrant Agent for such purpose (or to such other account as directed by the Company in writing) and shall advise the Company via telephone at the end of each day on which funds for the exercise of any Warrant are received of the amount so deposited such account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

(d)   If less than all the Warrants evidenced by a surrendered Warrant Certificate are exercised, the

Warrant Agent shall split up the surrendered Warrant Certificate and return to the Holder a Warrant Certificate evidencing the Warrants that were not exercised.

4.3.2.	Issuance of Warrant Shares.

(a)    The Warrant Agent shall, no later than the Trading Day following the Exercise Date of any Warrant, advise the Company in respect of (i) the number of Warrant Shares indicated on the Election to Purchase as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise, (iii) the amount of funds for which the exercise of such Warrant is received, and (iv) such other information as the Company shall reasonably request. The Company shall deliver any objection to any Election to Purchase within one (1) Trading Day of receipt of such notice.

(b)  The Warrant Agent shall effect, by no later than 5:00 P.M., Eastern Standard Time, on the third Trading Day following the delivery of the Election to Purchase (provided the payment of the Exercise Price has been submitted as required by Section 4.3.1) (such date and time, the “Delivery Time”), the issuance of the Warrant Shares issuable upon that exercise to the Holder and update the Warrant Register accordingly.

4.3.3.          Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

4.3.4.          No Fractional Exercise. No fractional Warrant Shares will be issued upon the exercise of the Warrant. If, by reason of any adjustment made pursuant to Section 5, a Holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down, as applicable, to the nearest whole number the number of Warrant Shares to be issued to such Holder.

4.3.5.          No Transfer Taxes. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by an assignment form duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall not be required to issue or deliver any certificate for shares of Common Stock upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due. Additionally, the Company may require payment from the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split up, combination or exchange of Warrants.

4.3.6.          Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the Exercise Date, except that, if the Exercise Date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the stock transfer books are open.

4.3.7.          Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant Shares that are not disputed.

5.	Adjustments.

5.1.                Adjustment upon Subdivisions or Combinations. If the Company at any time after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately decreased and the number of Warrant Shares will be proportionately increased. If the Company at any time after the Issuance Date combines (by any reverse stock split, combination, recapitalization, reorganization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective. The Company shall promptly notify Warrant Agent of any such adjustment and give specific instructions to Warrant Agent with respect to any adjustments to the warrant register.

5.2.                Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. If, at any time while the Warrants are outstanding, (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (b) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock (not including any Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making, such purchase offer, tender offer or exchange offer), (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, each Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the same amount and kind of securities, cash or property, if any, of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which each Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration that such Holder may receive upon any exercise of each Warrant following such Fundamental Transaction by written election of the Holder. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which stockholders received any equity securities of the Successor Entity and for which stockholders received any equity securities of the Successor Entity, to assume in writing all of the obligations of the

Company under this Warrant Agreement in accordance with the provisions of this Section 5.2 pursuant to written agreements and shall, upon the written request of such Holder, deliver to such Holder in exchange for the applicable Warrants created by this Warrant Agreement a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants which are exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity), if any, plus any Alternate Consideration, receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Warrants are exercisable immediately prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock, if any, plus any Alternate Consideration (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock plus Alternative consideration after that Fundamental Transaction for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant Agreement and the Warrants referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant Agreement and the Warrants with the same effect as if such Successor Entity had been named as the Company herein and therein. The Company shall instruct the Warrant Agent in writing to mail by first class mail, postage prepaid, to each Holder, written notice of the execution of any such amendment, supplement or agreement with the Successor Entity. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.2. The Warrant Agent shall have no duty, responsibility or obligation to determine the correctness of any provisions contained in such agreement or such notice, including but not limited to any provisions relating either to the kind or amount of securities or other property receivable upon exercise of warrants or with respect to the method employed and provided therein for any adjustments, and shall be entitled to rely conclusively for all purposes upon the provisions contained in any such agreement. The provisions of this Section 5.2 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

5.3.                   Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Warrant Shares issuable upon exercise of a Warrant, the Company shall give prompt written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Warrant Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

6.                   Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1.                   No Rights as Stockholder. Except as otherwise specifically provided herein, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

7.2.                   Reservation of Common Stock. The Company and the Warrant Agent shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

8.	Concerning the Warrant Agent and Other Matters.

8.1.                   Any instructions given to the Warrant Agent orally, as permitted by any provision of this Warrant Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 8.1.

8.2.                   Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s reasonable out of pocket expenses approved by the Company in writing in advance in connection with this Warrant Agreement, which may include, without limitation, the reasonable fees and expenses of the Warrant Agent’s counsel, if any. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems.

8.3.                   Except as expressly set forth herein, as agent for the Company hereunder, the Warrant Agent: (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (c) shall not be obligated to take any legal action hereunder; (d) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent by the Company or an authorized representative and reasonably believed by the Warrant Agent to be genuine and to have been signed by the proper party or parties; (e) shall not be liable or responsible for any recital or statement contained in the Offering Statement or any other documents relating thereto unless such recital or statement was directly provided to the Company or its agent by the Warrant Agent; (f) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (g) may rely on and shall be fully authorized and protected in acting or failing to act in good faith upon the written instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of authorized officers of the Company, and is hereby authorized and directed to accept such written instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for written instructions in connection with the Warrant Agent’s duties hereunder to the extent reasonable, whereupon the Warrant Agent shall not be liable for any delay in acting while waiting for such instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and, to the extent reasonable, the date on or after which such action shall be taken or such omission shall be effective; and thereafter the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than ten (10) Trading Days after the date such application is received by the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (h) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, with respect to any action taken, suffered, or omitted by it hereunder; (i) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any willful misconduct or gross negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Warrant Agreement, provided reasonable care was exercised in the selection and continued appointment thereof; (j) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (k) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

8.4.                   (a) In the absence of gross negligence or willful misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action, in the absence of gross negligence or willful misconduct of the Warrant Agent. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control which may include, but is not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

(b) In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

8.5.                 The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Warrant Agreement, including the reasonable costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence, bad faith or willful misconduct.

8.6.                 Unless terminated earlier by the parties hereto, this Warrant Agreement shall terminate 90 days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the Trading Day following the Termination Date, the Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Warrant Agreement.

8.7.                     If any provision of this Warrant Agreement shall be held illegal, invalid, or unenforceable by any court, this Warrant Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

8.8.                    The Company represents and warrants that: (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (b) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation, bylaws or any similar document of the Company or an any material indenture, agreement or instrument to which it is a party or is bound; (c) this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (d) the Warrants comply in all material respects with all requirements of applicable law; and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants. In the event of inconsistency between this Warrant Agreement and the descriptions in the Offering Statement, as they may from time to time be amended, the terms of this Warrant Agreement shall control.

8.9.               Set forth in Exhibit D hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement as of the date hereof (the “Authorized Representatives”). The Company may, from time to time, notify the Warrant Agent in writing of any changes to and the names and signatures of the persons authorized to act for and on behalf of the Company under this Warrant Agreement.

8.10.               Except as expressly set forth elsewhere in this Warrant Agreement, all notices, instructions and communications under this Warrant Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Warrant Agreement, or, if to the Warrant Agent, to Transfer Online, Inc., 512 SE Salmon St., or to such other address of which a party hereto has notified the other party. Notice may be given by e-mail.

8.11.

(a) This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All actions and proceedings relating to or arising from, directly or indirectly, this Warrant Agreement shall be litigated exclusively in courts located within Thurston County, Washington. Each party hereby submits to the exclusive personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to such party at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement.

(b) This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent or the Company shall not be deemed to constitute an assignment of this Warrant Agreement.

(c) No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Holders. Subject to applicable law and the Company’s articles of incorporation and bylaws, any amendment or supplement to this Warrant Agreement or the Warrants shall require the vote or written consent of Holders of at least 50.1% of the then outstanding Warrants. For the avoidance of doubt, adjustments made in accordance with Section 5 of this Warrant Agreement shall not require the consent of any Holder.

8.12.           Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company may require the Holders to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

8.13.	Resignation of Warrant Agent.

8.13.1.    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty 60 days’ notice in writing to the Warrant Agent or successor Warrant Agent, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company, the duties of the Warrant Agent shall be carried out by the Company or an authorized agent. Any successor Warrant Agent shall be a person organized and existing under the laws of any state of the United States, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state governmental authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.13.2.    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.13.3.    Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

9.	Miscellaneous Provisions.

9.1.              Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

9.2.              Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such Holder to provide reasonable written evidence of its interest in the Warrants.

9.3.              Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.4.              Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

10.	Certain Definitions. As used herein, the following terms shall have the following meanings:

(a)	“Trading Day” means any day on which the Trading Market is open for trading, or, if the Common Stock is not listed or quoted on a Trading Market, any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such Trading Market for less than 4.5 hours or any day that the Common Stock is suspended from trading on the Trading Market during the final hour of trading on such Trading Market (or if such Trading Market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 P.M., Eastern Standard Time).

(b)   “Trading Market” means New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or other national securities exchange approved by the Securities and Exchange Commission, or any quotation system operated by the OTC Markets Group or any successor.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Warrant Agent Agreement has been duly executed by the parties hereto as of the day and year first above written.

MHHC ENTERPRISES, INC.
By:
Name:	Frank Hawley
Title:	Chief Executive Officer

TRANSFER ONLINE, INC.
By:
Name:
Title:

EXHIBIT A

MHHC ENTERPRISES, INC.

WARRANT CERTIFICATE

NOT EXERCISABLE AFTER

This certifies that the person whose name and address appears below, or registered assigns, is the registered owner of the number of Warrants set forth below. Each Warrant entitles its registered holder to purchase from MHHC Enterprises, Inc., a corporation incorporated under the laws of the State of Nevada (the “Company”), at any time prior to 5:00 P.M. (Eastern Standard Time) on [ ], 2023, one share of common stock, par value $0.001 per share, of the Company (each, a “Warrant Share” and collectively, the “Warrant Shares”), at an exercise price of $0.25 per share, subject to possible adjustments as provided in the Warrant Agreement (as defined below).

This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the designated office of the Warrant Agent, may be exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. A transfer of the Warrants evidenced hereby may be registered upon surrender of this Warrant Certificate at the designated office of the Warrant Agent by the registered holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, a signature guarantee, and such other and further documentation as the Warrant Agent may reasonably request and duly stamped as may be required by the laws of the State of Nevada and of the United States of America.

The terms and conditions of the Warrants and the rights and obligations of the holder of this Warrant Certificate are set forth in the Warrant Agent Agreement dated as of August __, 2022 (the “Warrant Agreement”) between the Company and Transfer Online, Inc. (the “Warrant Agent”). A copy of the Warrant Agreement is available for inspection during business hours at the office of the Warrant Agent.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

WITNESS the facsimile signature of a proper officer of the Company.

ISSUER NAME
By:
Name:
Title:

Dated: _____________________

Countersigned:

TRANSFER ONLINE, INC.
By:
Name:
Title:

PLEASE DETACH HERE

Certificate No.: ______________Number of Warrants: ______________

WARRANT CUSIP NO.: _________________

EXHIBIT B

[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrants not evidenced by a Global Certificate)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants evidenced by this Warrant Certificate, to receive ________________Warrant Shares and herewith (i) tenders payment for such Warrant Shares to the order of MHHC Enterprises, Inc., a Nevada corporation (the “Company”), in the amount of $ ____________________ in accordance with the terms hereof and the Warrant Agent Agreement dated ______ ___, 2022 entered into between the Company and Transfer Online, Inc.

The undersigned requests that a certificate for such Warrant Shares be registered in the name of

__________________________ , whose address is ________________________________________ and that such certificate be delivered to ___________________________________________, whose address is ________________________________________ and that such. If the number of Warrants being exercised hereby is less than all the Warrants evidenced by this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining unexercised Warrants be registered in the name of

__________________________ , whose address is ________________________________________and that such

Warrant Certificate be delivered to ________________________________________ whose address is ________________________________________ .

Signature,
Date:
[Signature Guarantee]

EXHIBIT C

Schedule of Fees as Agent

#	Description	Fee
1	Warrant Agent Fee	$7,500.00
2	Escrow Agent Fee (Annual)	$2,500.00
3	Corporate Action Fee	$450.00
4	Warrant Reserve Setup Fee	$500.00
5	Initial Issuance/DWAC (Flat Fee)	$120.00
6	Conversion Fee*	$80.00 per
7	DWAC Fee*	$120.00 per
8	Legal Fee*	$100.00 per
9	Wire Fee*	$35.00 per
10	Designated Bank Setup fee	$500.00
	*DUE AT THE TIME TRANSACTION IS RECEIVED FOR PROCESSING.	
	Total Due:	$11,570.00

150672359 v5

EXHIBIT D

AUTHORIZED REPRESENTATIVES

Name	Title	Signature
Frank Hawley	Chief Executive Officer
Raymond MacKay	Vice President